EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3ASR No. 333-196060) and related Prospectus of New Residential Investment Corp. of our reports dated March 2, 2015, with respect to the consolidated financial statements of New Residential Investment Corp. and Subsidiaries and the effectiveness of internal control over financial reporting of New Residential Investment Corp. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

New York, New York
March 2, 2015